Exhibit 3.1

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

InnoLight Technology Corporation

(Adopted by way of special resolutions passed on 22 September 2014 and effective on 26 September 2014)

1.	The name of the Company is InnoLight Technology Corporation.

REGISTERED OFFICE

2.	The Registered Office of the Company shall be at the Offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.	The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America

AUTHORIZED CAPITAL

6.	The authorized share capital of the Company is US$139,143.776 consisting of 139,143,776 shares of a nominal or par value of US$0.001 each, of which: (i) 100,000,000 are designated as ordinary shares of a nominal or par value of US$0.001 each (the “Ordinary Shares”), (ii) 6,427,914 are designated as series A preferred shares of a nominal or par value of US$0.001 each (the “Series A Preferred Shares”), (iii) 9,206,262 are designated as series A-1 preferred shares of a nominal or par value of US$0.001 each (the “Series A-1 Preferred Shares”, together with Series A Preferred Shares, the “Series A Shares”), (iv) 2,138,439 of which are designated as series B preferred shares of a nominal or par value of US$0.001 each (the “Series B Preferred Shares”), (v) 7,583,332 of which are designated as series B-1 preferred shares of a nominal or par value of US$0.001 each (the “Series B-1 Preferred Shares”, together with Series B Preferred Shares, the “Series B Shares”, together with the Series A Shares, the “Junior Preferred Shares”), and (vi) 13,787,829 are designated as series C preferred shares of a nominal or par value of US$0.001 each (the “Series C Preferred Shares,” together with the Junior Preferred Shares, the “Preferred Shares”), with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred Shares or otherwise shall be subject to the powers hereinbefore contained.

EXEMPTED COMPANY

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.	Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.	The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

InnoLight Technology Corporation

(Adopted by way of a special resolution passed on 22 September 2014 and effective on 26 September 2014)

PRELIMINARY

The regulations in Table A in the Schedule to the Law (as defined below) do not apply to the Company.

1.	In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings
Approving Members	shall have the meaning set forth in Article 135.

Articles or Articles of Association	means these articles of association of the Company, as amended or supplemented from time to time.

Audit Committee	shall have the meaning set forth in Article 94.

Board	shall have the meaning set forth in Article 7.

Change of Control	shall have the meaning set forth in Article 135.

Closing Date	the date of the Closing as defined in the Purchase Agreement.

Committee	shall have the meaning set forth in Article 94.

Companies Law or the Law	the Companies Law (2013 Revision) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by law for the time being in force.

Compensation Committee	shall have the meaning set forth in Article 94.

Convertible Securities	shall have the meaning set forth in Article 39.

Director	a director, including a sole director, for the time being of the Company and shall include an alternate director.

Founders	shall have the meaning as defined under the Purchase Agreement.

Founder Holding Companies	shall have the meaning as defined under the Purchase Agreement.

Group Companies	the Company, InnoLight HK, InnoLight US and InnoLight SZ

InnoLight HK	InnoLight Technology HK Limited, a limited liability company duly organized and validly existing under the laws of Hong Kong.

InnoLight SZ	Suzhou InnoLight Technology Co., Ltd. ( ), a limited liability company duly organized and validly existing under the laws of the PRC.

InnoLight US	Innolight Technology USA, Inc., a corporation duly organized and validly existing under the laws of the State of California.

Investors	GC I, LP, a Delaware limited partnership, and/or its affiliates or other affiliated funds (“Google”), and Lightspeed China Partners I, L.P., and/or its affiliates or other funds managed by it (“Lightspeed”), or any of their respective successors, assignees or transferees.

Investor Directors	shall have the meaning set forth in Article 66.

Junior Preferred Director	shall have the meaning set forth in Article 66.

Junior Preferred Majority	shall mean the holders of a majority of Junior Preferred Shares, including any Ordinary Shares issued upon conversion of such Junior Preferred Shares.

Junior Preferred Shareholder	shall mean the holders of the Junior Preferred Shares.

Junior Preferred Shares	shall have the same meaning as set forth above in the Memorandum of Association.

Junior Preferred Share Preference Amount	shall have the meaning set forth in Article 132.

Liquidation Event	shall have the meaning set forth in Article 132.

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

New Shares	shall have the meaning set forth in Article 39.

Ordinary Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

Ordinary Shares	ordinary shares with the par value of US$0.001 each in the capital of the Company.

Original Issue Date	shall have the meaning set forth in Article 39.

Options	shall have the meaning set forth in Article 39.

Person	an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

Preferred Share Conversion Price	shall have the meaning set forth in Article 35.

Preferred Share Issue Price	Series A Preferred Share Issue Price, Series A-1 Preferred Shares Issue Price, Series B Preferred Share Issue Price, Series B-1 Preferred Share Issue Price, or Series C Preferred Share Issue Price, as applicable.

Preferred Shares	shall have the same meaning as set forth above in the Memorandum of Association.

Proceeds	Shall mean the funds received from a transaction that is distributed or available to be distributed to the shareholders of the Company, excluding any contingent or deferred payments (other than payments funded to an escrow or retained as part of a holdback) .

Purchase Agreement	the Series C Preferred Shares Purchase Agreement dated 7 July 2014, by and among the Group Companies, the Founders, the Founder Holding Companies, and the Investors, as amended by the Amendment to Share Purchase Agreement dated 26 September 2014.

Qualified Initial Public Offering	shall have the meaning set forth in Article 36.

Redeeming Holder	shall have the meaning set forth in Article 43.

Redemption	shall have the meaning set forth in Article 42.

Redemption Date	shall have the meaning set forth in Article 43.

Redemption Notice	shall have the meaning set forth in Article 43.

Redemption Price	shall have the meaning set forth in Article 42.

Redemption Start Date	shall have the meaning set forth in Article 42.

Register of Members	the register of Members referred to in these Articles.

resolution of directors

(a)    A resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

(b)    a resolution consented to in writing by all directors or of all members of the committee, as the case may be.

Remaining Members	shall have the meaning set forth in Article 135.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Series A Preferred Share Issue Price	US$0.50 per Series A Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series A Preferred Shares.

Series A-1 Preferred Share Issue Price	US$0.60 per Series A-1 Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series A-1 Preferred Shares.

Series B Preferred Share Issue Price	US$0.96 per Series B Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series B Preferred Shares.

Series B-1 Preferred Share Issue Price	US$1.20 per Series B-1 Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series B-1 Preferred Shares.

Series C Preferred Share Issue Price	US$2.7560 per Series C Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events or as otherwise provided herein with respect to the Series C Preferred Shares.

Series C Preferred Share Preference Amount	shall have the meaning set forth in Article 132.

Series C Supermajority	the holders of at least seventy percent (70%) of the then outstanding Series C Preferred Shares, including any Ordinary Shares issued upon conversion of such Series C Preferred Shares.

Securities Act	shall have the meaning set forth in Article 36.

Share	a share in the Company and includes a fraction of a share.

Shareholders Agreement	the Shareholders Agreement dated of even date with these Articles by and among the Company, the Founders, the Founder Holding Companies, the Investors and other parties thereto named therein.

Special Redemption Event	shall have the meaning set forth in Article 42.

Special Redemption Price	shall have the meaning set forth in Article 42.

Special Resolution	shall have the same meaning as set out in the Law.

the Memorandum	the Amended and Restated Memorandum of Association of the Company, as amended from time to time.

the Seal	any Seal which has been duly adopted as the Seal of the Company.

these Articles	the Amended and Restated Articles of Association, as amended from time to time.

Transaction Documents	shall have the meaning in the Purchase Agreement.

2.	“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.	A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.	Register of Members

The Board of Directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members, which may be kept within or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

8.	Registered Holder Absolute Owner

8.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

8.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article 8.2, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.	Subject to the provisions of these Articles, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine provided that no share shall be issued at a discount except in accordance with the Law.

10.	Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

11.	Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

12.	A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.	The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.	Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.	Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorised to make payment out of capital in connection therewith.

17.	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares,

The Company may not purchase or redeem its own shares without the consent of members whose shares are to be purchased or redeemed.

18.	No purchase or redemption of shares out of capital shall be made unless the directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law.

19.	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.	Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

21.	The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the Register of Members.

22.	Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the members, including without limitation the Shareholders Agreement, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that, the directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the directors refuse to register a transfer, they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.	If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued and outstanding shares of that class or series, which may be affected by such variation.

24.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.	The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three regulations.

26.	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter, the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

28.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.	Subject to the Law, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.	Subject to the Law and Article 41, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.	For the avoidance of doubt it is declared that Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.	Subject to the Law and Article 41, the Company may from time to time by Special Resolution reduce its share capital in any way or, subject to Article 133, alter any conditions of its Memorandum relating to share capital.

34.	Subject to Article 9 and Article 41, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Preferred Shares. The holders of Ordinary Shares, subject to provisions of these Articles, shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF PREFERRED SHARES

35.	Conversion Rights. Unless converted earlier pursuant to Article 36 below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time.

The conversion rate for Preferred Shares shall be determined by dividing the applicable Preferred Share Issue Price for the relevant series by the applicable conversion price then in effect at the date of the conversion (the “Conversion Rate”). The applicable initial conversion price will be the applicable Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Preferred Share Conversion Price”).

Nothing in this Article 35 shall limit the automatic conversion rights of Preferred Shares described in Article 36 below.

36.	Automatic Conversion. Each Preferred Share shall be automatically converted into Ordinary Shares, at the then applicable Conversion Rate, upon the earlier of: (i) the closing of a firm-commitment underwritten registered public offering of the Ordinary Shares of the Company in the United States pursuant to the US Securities Act of 1933, as amended (the “Securities Act”) or in other jurisdiction acceptable to the Board, including the approval of at least one (1) of the Investor Directors and at least one (1) of the Junior Preferred Directors, in accordance with the applicable securities laws, at (A) a price per share not less than two and a half times (2.5x) the Series C Preferred Share Issue Price and (B) with aggregate proceeds to the Company (after deducting the underwriting commissions and discounts) of no less than seventy five million U.S. dollars (US$75,000,000), in each case of (A) or (B), unless the Board, including at least one (1) Investor Director and at least one (1) Junior Preferred Director approves otherwise (a “Qualified IPO” or “Qualified Initial Public Offering”), or (ii) the affirmative consent of the Series C Supermajority with respect to the automatic conversion of the Series C Preferred Shares and the affirmative consent of the Junior Preferred Majority with respect to the automatic conversion of the Junior Preferred Shares. In the event of the automatic conversion of the Preferred Shares upon a Qualified Initial Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Initial Public Offering.

37.	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, if any and shall update the Register of Members accordingly. Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Ordinary Shares. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

38.	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

39.	(a) Special Definitions. For purposes of this Article 39, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Original Issue Date” for each series of Preferred Shares shall mean the date on which the first Series C Preferred Share was issued.

(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)	“New Shares” shall mean any equity securities (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Original Issue Date, other than:

(A)	Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the stock purchase or stock option plans or agreements or other incentive stock arrangements approved by the Board, including the approval of at least one (1) Investor Director and at least one (1) Junior Preferred Director;

(B)	Ordinary Shares or Preferred Shares (or options or warrants therefor) that are issued to leasing companies, landlords, company advisors, lenders and other providers of goods and services to the Company, in each case approved by the Board, including the approval of at least one (1) Investor Director and at least one (1) Junior Preferred Director;

(C)	Ordinary Shares or Preferred Shares (or options or warrants therefor) that are issued to entities in connection with joint ventures, development projects, acquisitions, or other strategic transactions, in each case approved by the Board, including the approval of at least one (1) Investor Director and at least one (1) Junior Preferred Director;

(D)	any Series C Preferred Shares issued under the Purchase Agreement, as such agreement may be amended from time to time;

(E)	any Ordinary Shares issued upon conversion of the Preferred Shares;

(F)	any securities issued in connection with any share split, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(G)	Ordinary Shares issued upon conversion or exercise of options, warrants, or other securities that are issued and outstanding prior to Original Issue Date;

(H)	any securities issued pursuant to a Qualified Initial Public Offering;

(I)	any securities issued in connection with the Restructuring (as defined in the Purchase Agreement); or

(J)	securities that are issued in any other transaction for which exemption from the anti-dilution provisions is approved by the affirmative vote of the Series C Supermajority (and also approved by the Junior Preferred Majority if the price per share at which such New Shares are being issued is less than the Series C Preferred Share Issue Price or such New Shares are being issued to an affiliate of any holder of the Series C Shares).

(b)	No Adjustment to Conversion Price. No adjustment in the Preferred Share Conversion Price shall be made in respect of the issuance of New Shares unless the consideration per share for the New Shares issued or deemed to be issued by the Company is less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance.

(c)	Deemed Issuance of New Shares. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be New Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that New Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 39(e) hereof) of such New Shares would be less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which New Shares are deemed to be issued:

(i)	no further adjustment to the Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only New Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the New Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised.

(iv)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (i) the Preferred Share Conversion Price immediately prior to the original adjustment date, or (ii) the Preferred Share Conversion Price that would have resulted from any issuance of New Shares between the original adjustment date and such readjustment date; and

(v)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)	Adjustment of Preferred Share Conversion Price upon Issuance of New Shares below the Preferred Share Conversion Price. In the event that the Company shall issue any New Shares (including those deemed to be issued pursuant to Article 39 (c)) without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than any of the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, then the Preferred Share Conversion Price for such Preferred Shares held by such holder shall be reduced on a weighted average basis by multiplying the then prevailing Preferred Share Conversion Price of such Preference Share by a fraction, the numerator of which shall be the number of Shares outstanding (including Ordinary Shares deemed to be issued pursuant to any outstanding Options and Convertible Securities) immediately prior to such new issue plus the number of shares that the aggregate consideration received by the Company for such new issue would purchase at the then prevailing Preferred Share Conversion Price of such Preference Share, and the denominator of which shall be the number of all shares outstanding (including Ordinary Shares deemed to be issued pursuant to any outstanding Options and Convertible Securities) immediately prior to such new issue plus the number of shares actually issued pursuant to such new issue. For purposes of the above calculation, the number of Ordinary Shares outstanding immediately prior to such issue shall be calculated on a fully diluted as-converted basis (including Ordinary Shares deemed to be issued pursuant to any outstanding Options and Convertible Securities).

(e)	Determination of Consideration. For purposes of this Article 39, the consideration received by the Company for the issuance of any New Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event New Shares are issued together with other shares or securities or other assets of the Company for consideration, which covers both, be the proportion of such consideration so received with respect to such New Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for New Shares deemed to have been issued pursuant to Article 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares the Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

(h)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)	No Impairment. The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(j)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Preferred Share Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Share Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)	Miscellaneous.

(i)	All calculations under this Article 39 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)	The Series C Supermajority shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)	No adjustment in the Preferred Share Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01. Any adjustment of less than US$0.01, which is not made, shall be carried forward and shall be made at the time of and together with any subsequent adjustment, which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in such conversion price.

VOTING RIGHTS

40.	Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that (i) applicable law, the Memorandum and/or these Articles require the Preferred Shares to vote separately as a class with respect to any matters, or with respect to any matters provided in Article 41, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

PROTECTIVE PROVISIONS

41.	In addition to such other limitations as may be provided in the Memorandum and the Articles, for so long as at least twenty-five percent (25%) of the Series C Preferred Shares originally issued by the Company remain outstanding, during the continuance in force of these Articles, none of the Group Companies shall carry out and the Founders, the Founder Holding Companies and the Company shall each take all steps necessary to ensure that none of the Group Companies shall carry out (whether by amendment of the Memorandum and the Articles or otherwise, whether in a single transaction or a series of related transactions and whether by merger, consolidation, amendment, scheme of arrangement, amalgamation, or otherwise) any of the following actions, and no affirmative Directors’ or Members’ resolution (as the case may be) shall be adopted to approve or carry out the same, except with the prior written consents of the Series C Supermajority:

(a)	any amendment, alteration, or repeal of any provision of the Articles or other constitutional documents of any Group Company;

(b)	any increase or decrease in the authorized number of Preferred Shares or Ordinary Shares or any amendment or variation of any rights, preferences, privilege or protection of the Series C Preferred Shares;

(c)	any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of shares of the Company or any other equity or debt securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred Shares in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(d)	any authorization or issuance of any Ordinary Shares or options or warrants therefore other than pursuant to an ESOP or equity plan or other arrangement approved by the Board, including at least one of the Investor Directors;

(e)	any redemption or repurchase with respect to Ordinary Shares (excluding shares repurchased from an employee upon termination of employment or from a consultant upon termination of service pursuant to any restricted share purchase agreement) or Preferred Shares (other than any redemption of the Series C Preferred Shares in accordance with the Memorandum and the Articles);

(f)	any agreement by any Group Company or its shareholders regarding an asset transfer outside the ordinary course of business, license of intellectual property out of the ordinary course of business, acquisition or a Liquidation Event;

(g)	any action that results in the payment or declaration of a dividend or other distribution on any Ordinary Shares or Preferred Shares (other than as may be permitted with respect to the Preferred Shares in accordance with the Memorandum and the Articles);

(h)	any voluntary dissolution or liquidation of any Group Company or any reclassification or recapitalization of the outstanding capital stock of any Group Company;

(i)	any increase or decrease in the authorized number of or method of selecting members of the Board;

(j)	any borrowings, loans or guarantees in excess of US$1,000,000 outside of the annual budget and operating plan approved by the Board, unless approved by the Board, including at least one of the Investor Directors;

(k)	any interested party transaction other than commercial transactions with Series C Preferred Shareholders or their affiliates, unless approved by the Board (including a disinterested majority of Directors); and

(l)	any action or transaction that would adversely impact the Restructuring (as defined in the Purchase Agreement) or other material change in the offshore and onshore structure of the Group Companies.

For the avoidance of doubt, if any of the foregoing matters requires the approval by way of a Special Resolution, and if the Shareholders vote in favour of such act but the approval of the Series C Supermajority has not been obtained, then the holders of then outstanding Series C Preferred Shares who voted against such Special Resolution shall together carry 34% of the votes on such Special Resolution with such votes being divided equally among such holders of then outstanding Series C Preference Shares.

41A.	In addition to such other limitations as may be provided in these Articles, for so long as at least twenty-five percent (25%) of the Junior Preferred Shares originally issued by the Company remain outstanding, the Company shall not carry out and the Company shall take all steps necessary to ensure that none of the Group Companies shall carry out (whether by amendment of the Restated Articles or otherwise, whether in a single transaction or a series of related transactions and whether by merger, consolidation, amendment, scheme of arrangement, amalgamation, or otherwise), any of the following actions, and no affirmative directors’ or members’ resolution (as the case may be) shall be adopted to approve or carry out the same, except with the prior written consents of the Junior Preferred Majority:

(a)	any amendment, alteration, or repeal of any provision of the Restated Articles or other constitutional documents of any Group Company or any amendment or variation of any rights, preferences, privilege or protection of the Junior Preferred Shares which adversely affects the Junior Preferred Shares in a different manner than the Series C Preferred Shares (for the avoidance of doubt, the authorization, designation or issuance of a new class or series of shares of the Company or any other equity or debt securities convertible into equity securities of the Company ranking senior or on parity with the Series C Shares shall not by itself be deemed to adversely affect the Junior Preferred Shares in a different manner than the Series C Preferred Shares);

(b)	any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of shares of the Company or any other equity or debt securities convertible into equity securities of the Company ranking junior to the Series C Shares but on a parity with or senior to any Junior Preferred Shares in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(c)	any Liquidation Event (as defined under the Restated Articles) other than a voluntary dissolution or liquidation with aggregate Proceeds of less than US$130,000,000 or the Junior Preferred Sale Conditions (as defined under the Shareholders Agreement) are not met;

(d)	any action that results in the payment or declaration of a dividend or other distribution on any Ordinary Shares or Preferred Shares (other than as may be permitted with respect to the Preferred Shares in accordance with these Articles); and

(e)	any voluntary dissolution or liquidation of any Group Company or any reclassification or recapitalization of the outstanding capital stock of any Group Company;

For the avoidance of doubt and in respect of the Company, if any of the foregoing matters requires the approval by way of a Special Resolution (as defined in the Restated Articles), and and if the Shareholders vote in favor of such act but the approval of the Junior Preferred Majority has not been obtained, then the holders of then outstanding Junior Preferred Shares who voted against such Special Resolution shall together carry 34% of the votes on such Special Resolution with such votes being divided equally among such holders of then outstanding Junior Preferred Shares.

41B.	In addition to such other limitations as may be provided in the Memorandum and the Articles, for so long as any Series C Preferred Shares are outstanding, the Company shall not carry out and the Company shall take all steps necessary to ensure that none of the Group Companies and the Founders, the Founder Holding Companies shall carry out (whether by amendment of the the Memorandum and the Articles or otherwise, whether in a single transaction or a series of related transactions and whether by merger, consolidation, amendment, scheme of arrangement, amalgamation, or otherwise) any of the following actions except with an affirmative Board resolution approving the same by a majority of votes of the directors (or their alternates) (which approval shall include the affirmative vote of at least one of the Investor Directors and at least one of the Junior Preferred Directors):

(a)	Making any capital commitment or expenditure in excess of US$1,000,000 outside of the annual budget and operating plan approved by the Board, including the approval of at least one Investor Director;

(b)	Extension by the Company of any loan or guarantee for indebtedness in excess of US$1,000,000 in the aggregate to any third party other than as contemplated by the annual budget and operating plan;

(c)	Materially altering the Company’s business from that provided in the Company’s annual budget and business or operating plan approved by the Board, including the approval of at least one Investor Director;

(d)	Hiring or terminating any officers, or financial controller, or materially changing the terms of employment (including a change in the overall compensation package in excess of 20% over twelve months);

(e)	Approving or materially amending the annual budget or business or operating plan;

(f)	Entering into any joint venture, material alliance or exclusive license with respect to any material intellectual property;

(g)	Entering into or amending any interested party transactions (other than commercial transactions with Series C Preferred Shareholders or their affiliates);

(h)	Any change of the size of the ESOP or other employee benefit plan;

(i)	Appointment and change of the auditors and any material change in accounting policies, procedures or internal control over financial reporting; and

(j)	Establish a committee to take action on behalf of the Board or any board of directors of any other Group Company.

41C.	In addition to such other limitations as may be provided in the Memorandum and the Articles, an affirmative Board resolution approved by no less than 2/3 (two-thirds) of votes of the directors (or their alternates) shall be required for terminating or materially changing the responsibilities of the current Chief Executive Officer of the Company (Sheng Liu); provided however, this Article 41C shall terminate following any termination of such Chief Executive Officer approved in accordance with this Article 41C and shall only be applicable to the Company’s current Chief Executive Officer (Sheng Liu).

REDEMPTION

42.	Redemption of Series C Preferred Shares by the Company.

A.	Notwithstanding anything to the contrary herein, if the Company has not consummated a Qualified IPO within five (5) years after the Original Issue Date, then at any time after the date of fifth anniversary of the Original Issue Date (the “Redemption Start Date”), subject to the applicable laws of the Cayman Islands and, if so requested by the Series C Supermajority, the Company shall redeem all of the outstanding Series C Preferred Shares out of funds legally available therefor (the “Redemption”). The price at which each Series C Preferred Share is redeemed shall be one hundred percent (100%) of the Series C Preferred Shares Issue Price (adjusted for any share spilt, share dividends, combinations, recapitalizations and similar transactions) plus all declared or accrued but unpaid dividends, and plus accrued interest at an interest rate of eight percent (8%) per annum compounded annually commencing from the Original Issue Date (the “General Redemption Price”).

B.	Notwithstanding anything to the contrary herein, if there exist any Material Non-compliance (as defined below) by the Company prior to the Redemption Start Date, which occurs and remains uncured for sixty (60) days, the holders of Series C Preferred Shares may elect to have all of the Series C Preferred Shares held by them immediately redeemed at the General Redemption Price. “Material Non-compliance” of the Company shall mean any of the following events: (i) a material breach of or non-compliance with any material terms of the Purchase Agreement, the Memorandum and the Articles or of any other Transaction Documents; (ii) any material adverse change in the laws and/or regulatory environment of any jurisdiction which any Group Company is subject to (including material adverse change in respect of the legality of any Transaction Document and the ability of the Company to consolidate the financial results of any Group Company under internationally accepted accounting standards); or (iii) if the Founders or the Founder Holding Companies knowingly change the onshore or offshore structure of the Company or the other Group Companies, without the approval of the Series C Supermajority.

C.	Notwithstanding anything to the contrary herein, prior to the Redemption Start Date, within thirty (30) days following the occurrence of any Special Redemption Event (as defined below), the holders of Series C Preferred Shares may elect to have all or any portion of the Series C Preferred Shares held by them immediately redeemed at the Special Redemption Price (as defined below). The price at which each Series C Preferred Share is redeemed under this Article 42C (the “Special Redemption Price”) shall be the higher of (a) the General Redemption Price, and (b) the then current fair market value of such Series C Preferred Share (as determined in good faith by the Board, including the Investor Directors). If the Board is unable to determine in good faith the fair market value, the Series C Supermajority shall have the right to request that the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the Series C Supermajority, the cost of such appraisal to be borne by the Company. The “Redemption Price” shall mean, the General Redemption Price or the Special Redemption Price, as the context requires. The “Special Redemption Event” means any of the following: (i) if China-Singapore Suzhou Industrial Park Ventures Co., Ltd. (“Zhongxin Suzhou”) fails to either complete the exchange of its equity interest in InnoLight SZ for Shares of the Company (such that InnoLight SZ becomes a wholly owned subsidiary of InnoLight HK) by December 31, 2014 or complete the transfer of its equity interest in InnoLight SZ to InnoLight HK or otherwise complete the redemption or the transfer of its equity interest in InnoLight SZ to any other party acceptable to the Series C Majority by March 31, 2015; (ii) if the requisite registrations shall not have been completed by February 28, 2015 by all direct or indirect shareholders of the Company that are required to complete such registrations in accordance with the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange on October 21, 2005 (“Circular 75”) and any successor rule or regulation under PRC law so that such shareholders are fully compliant with Circular 75 by such date, or (iii) if any loans granted to the management of InnoLight SZ have not been repaid in full by such members of management of InnoLight SZ upon the earlier of (x) September 30, 2015, or (y) the filing of a firm-commitment underwritten registered public offering of the Ordinary Shares of the Company.

If the Company does not have sufficient cash or funds legally available to redeem all of the Series C Preferred Shares required to be redeemed (notwithstanding the issuance of a promissory note pursuant to Article 43 below), the remainder of the Series C Preferred Shares shall remain outstanding and entitled to all the rights, preferences and privileges provided in the Memorandums and these Articles or other shareholders agreement entered into among the Company and the holder of Series C Preferred Shares, as amended from time to time, and the remainder of the Series C Preferred Shares shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

43.	Notice. A notice of redemption (a “Redemption Notice”) by such holder of Series C Preferred Shares (the “Redeeming Holder”) to be redeemed shall be given by hand or by mail to the Company at any time on or after the date falling thirty (30) days before the Redemption Start Date stating the date on or after the Redemption Start Date on which the Series C Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the applicable Redemption Start Date or the date thirty (30) days after such notice of redemption is given, whichever is later, except as otherwise set forth in Article 42 in connection with any Material Non-compliance or any Special Redemption Event. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Series C Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the Company’s assets or funds which are legally available are insufficient to pay in full the aggregate Redemption Price for all Series C Preferred Shares requested to be redeemed, (i) those assets or funds of the Company which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the Redeeming Holders would otherwise be respectively entitled thereon, and (ii) upon the request of a Redeeming Holder, the Company shall execute and deliver to such Redeeming Holder a promissory note with a principal amount equal to the aggregate Redemption Price due but not paid to such Redeeming Holder at an interest rate of ten percent (10%) per annum compounded annually, which principal and accrued interest shall be due and payable on the date that is twenty-four (24) months following the Redemption Date and, if a promissory note is issued, the relevant Series C Preferred Shares shall be cancelled. Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Series C Preferred Shares requested to be redeemed pursuant to this Article 43 and shall have paid all the Redemption Price for such Series C Preferred Shares requested to be redeemed payable pursuant to this Article 43.

43A.	Surrender of Certificates. Before any holder of Series C Preferred Shares shall be entitled for redemption under the provisions of this Article 43A, such holder shall surrender his or her certificate or certificates representing such Series C Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on the Register of Members as the owner of such shares and each such certificate shall be cancelled and the Register of Members shall be updated accordingly on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed (notwithstanding the issuance of a promissory note pursuant to Article 43), a new certificate shall be promptly issued representing the unredeemed shares, provided that upon full payment of the principal and accrued interest under the promissory note pursuant to Article 43, any such new certificate representing the unredeemed shares shall be surrendered to the Company and cancelled. Unless there has been a default in payment of the Redemption Price, upon cancellation of the certificate representing such Series C Preferred Shares to be redeemed, all dividends on such Series C Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Series C Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Series C Preferred Shares for which redemption is requested, then during the period from the Redemption Date through the date on which such Series C Preferred Shares are actually redeemed and the Redemption Price is actually made, in full, such Series C Preferred Shares shall continue to be outstanding and be entitled to all rights and preferences of Series C Preferred Shares, other than those shares in respect of which a promissory note is issued which shall be cancelled. After payment in full of the aggregate Redemption Price for all issued and outstanding Series C Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Series C Preferred Shares shall be cancelled.

43B.	Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Series C Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

43C.	To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of such Series C Preferred Shares required to be made pursuant to Article 42 and this Article 43.

MEETINGS AND CONSENTS OF

MEMBERS

44.	The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the Cayman Islands as the directors consider necessary or desirable.

45.	Upon the written request of members holding ten percent or more of the outstanding voting shares in the Company, the directors shall convene a meeting of members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

46.	The directors shall give not less than seven (7) days notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

47.	The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

48.	A meeting of members may be called on short notice:

(a)	if members holding not less than ninety percent (90%) of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety percent (90%) of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

49.	The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

50.	A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

51.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

52.	An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We              being a member of the above Company with              shares HEREBY APPOINT              of              or failing him              of              to be my/our proxy to vote for me/us at the meeting of members to be held on the              day of              and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this day of

Member

53.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

54.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

55.	No business shall be transacted at any meeting of members unless a quorum is present. The quorum for a meeting of members shall be such Member(s) present in person or by proxy holding (i) not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of members to be considered at the meeting, and (ii) not less than a majority of the issued and outstanding Series C Preferred Shares (on an as-converted basis).

56.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting, a quorum is not present, those present shall constitute a quorum.

57.	At every meeting of members, the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the members present shall choose someone of their number to be the Chairman. If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual member or representative of a member present shall take the chair.

58.	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

59.	At any meeting of the members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

60.	Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

61.	Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

62.	The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

63.	Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

64.	An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

65.	The first directors of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the directors shall be elected by the members for such term as the members determine.

66.	The Company shall be managed by a Board consisting of no more than eight (8) directors, which number of directors shall not be changed except pursuant to an amendment to these Articles. Whereby:

(a)	for so long as at least twenty-five percent (25%) of the Series C Preferred Shares originally issued by the Company remain outstanding, the holders of Series C Preferred Shares shall be entitled to appoint two (2) representatives to the Board, one (1) representative (the “LSP Director”) shall be appointed by Lightspeed, and one (1) representative (the “Google Director”, together with the LSP Director, the “Investor Directors”) shall be appointed by Google;

(b)	for so long as at least twenty-five percent (25%) of the Series A Shares originally issued by the Company remain outstanding, the holders of Series A Shares shall be entitled to appoint two (2) representative to the Board (the “Series A Director”), with Hsing Kung and China-Singapore Suzhou Industrial Park Ventures Co., Ltd. each being entitled to appoint one representative to the Board;

(c)	for so long as at least twenty-five percent (25%) of the Series B Shares originally issued by the Company remain outstanding, the holders of Series B Shares shall be entitled to appoint one (1) representative to the Board, at the nomination of Suzhou Kaifeng Wansheng Venture Capital Investment Partnership (the “Series B Director” and collectively with the Series A Directors, the “Junior Preferred Directors”));

(d)	the holders of Ordinary Shares shall be entitled to elect one (1) representative to the Board (the “Management Director”) who shall be the individual serving as the Chief Executive Officer of the Company; provided that if for any reason the individual serving as the Management Director shall cease to serve as the Chief Executive Officer of the Company, each member shall promptly vote their respective Ordinary Shares or Preferred Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new Management Director; provided, further, that if the Chief Executive Officer of the Company holds less than three percent (3%) of the Company’s then outstanding Ordinary Shares, in addition to the Management Director, the Ordinary Shareholders shall be entitled to appoint a second representative to the Board who shall be appointed by the holders of a majority of the then outstanding Ordinary Shares; and

(e)	at the nomination of both (i) the Management Director or the Members holding a majority of the outstanding Ordinary Shares, and (ii) both Investor Directors and at least two (2) Junior Preferred Directors, an additional director who is not an affiliate of the Company or of any Member may be appointed to the Board, subject to the approval of the Members holding a majority of the outstanding Ordinary Shares and Preferred Shares (voting together as a single class on an as-converted basis).

67.	With respect to each election of directors of the Board, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (i) to keep the authorized size of the Board at no more than seven (7) directors, except as permitted in accordance with Article 66(d) above, (ii) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Article 67, and (iii) against any nominees not designated pursuant to Article 67. Any director designated pursuant to Article 67 may be removed from the Board, either for or without cause, only upon the vote or written consent of the Person or group of Persons then entitled to designate such director pursuant to Article 67, and the Parties agree not to seek, vote for or otherwise effect the removal of any such director without such vote or written consent. Any Person or group of Persons then entitled to designate any individual to be elected as a director on the Board shall have the exclusive right at any time or from time to time to remove any such director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position or any other vacancy therein, and each other Party agrees to cooperate with such Person or group of Persons in connection with the exercise of such right. Each holder of voting securities of the Company agrees to always vote such holder s respective voting securities of the Company at a meeting of the members of the Company (and given written consents in lieu thereof) in support of the foregoing.

68.	So long as Google together with its affiliates continues to hold at least twenty-five percent (25%) of the Series C Preferred Shares originally issued by the Company to Google, Google shall be entitled to appoint one (1) observer (an “Observer”) to attend all meetings of the Board and all subcommittees of the Board, in a nonvoting observer capacity. So long as Lightspeed together with its affiliates continues to hold at least twenty-five percent (25%) of the Series C Preferred Shares originally issued by the Company to Lightspeed, Lightspeed shall be entitled to appoint one (1) Observer to attend all meetings of the Board and all subcommittees of the Board, in a nonvoting observer capacity. The Company shall give each Observer copies of all notices, minutes, consents, and other materials that the Company provides to the Company’s directors at the same time and in the same manner as provided to such directors; provided, however, that such Observer shall agree to hold in confidence and trust all information so provided. An Observer may be excluded from that portion of a meeting of the Board or a subcommittee thereof to the extent that (i) the Board has reasonably determined in good faith that such Observer’s presence at such meeting or portion thereof would reasonably be expected to result in the disclosure of trade secrets to a competitor of the Group Companies or (ii) counsel to the Company has determined that there is a reasonable likelihood that such Observer’s presence at such meeting or portion thereof would result in the loss of the Company’s attorney-client privilege; provided that to the extent practical such Observer shall be notified in writing by the Company at least forty-eight (48) hours prior to the meeting of the exclusion and grounds on which the exclusion is based and provided further that the Company shall in good faith endeavor to ensure that meetings of the Board or committees thereof are conducted in such a manner as to minimize those portions during which such Observer shall be excluded, with a view to allowing each Observer to attend and observe such meetings to the maximum extent possible. Each Observer shall be entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings.

69.	A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

70.	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company; and (c) the date on which each person named as a director ceased to be a director of the Company.

71.	A copy of the register of directors shall be kept at the registered office of the Company.

72.	With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

73.	A director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

74.	The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

75.	The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

76.	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Law.

77.	Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.

78.	The continuing directors may act notwithstanding any vacancy in their body.

79.	The directors may by resolution of directors exercise all the powers of the Company subject to all approvals required under the Memorandum to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

80.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

81.	The Directors shall cause to be kept the register of mortgages and charges required by the Law.

82.	The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

83.	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the directors may determine to be necessary or desirable; provided, that the Board shall meet at least every three (3) months, unless otherwise agreed by a vote of the majority of directors, including at least one of the Investor Directors.

84.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

85.	A director shall be given not less than five (5) days notice of meetings of directors along with the agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting, but a meeting of directors held without five (5) days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

86.	A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

87.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than four (4) directors, which directors in each case shall include both of the Investor Directors.

88.	At every meeting of the directors the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Vice Chairman of the Board shall preside. If there is no Vice Chairman of the Board or if the Vice Chairman of the Board is not present at the meeting, the directors present shall choose someone of their number to be Chairman of the meeting.

89.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

90.	The directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)	copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members; and

(c)	such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

91.	The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

92.	The directors may, by resolution of directors, designate one or more committees. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

93.	The meetings and proceedings of each committee of directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

94.	RESERVED

OFFICERS

95.	The Company may by resolution of the Board, appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board, a Vice Chairman of the Board, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

96.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

97.	The emoluments of all officers shall be fixed by resolution of the Board, with the approval of at least one of the Investor Directors The Company shall reimburse the directors for all reasonable out-of-pocket expenses (travel and lodging) incurred in connection with attending any meetings of the Board and any committee thereof.

98.	Subject to compliance with Article 95, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

99.	No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

100.	A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted and may vote in respect of any such business at the meeting.

INDEMNIFICATION

101.	Subject to the limitations hereinafter provided and to all applicable laws, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

102.	The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

103.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

104.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

105.	If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

106.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

107.	The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the seal is affixed, may be general or specific and may refer to any number of sealing. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

108.	Subject to applicable law, the Memorandum and these Articles, each holder of a Preferred Share shall be entitled to receive dividends at a simple rate of eight percent (8%) of the applicable Preferred Share Issue Price, respectively, per annum, for each Preferred Share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other and with the dividends payable pursuant to this Article 108, prior and in preference to, and satisfied before, any dividend on the Ordinary Shares. Such dividends shall be payable only when, as, and if declared by the Board and shall be noncumulative. If the funds or assets legally available for distribution to the holders of Series C Preferred Shares are insufficient for the payment to such holders of full amount specified in this Article 108, then the entire funds or assets legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the full amounts they would otherwise entitled to receive pursuant to this Section Article 108. Subject to applicable law, the Memorandum and these Articles, any additional dividend declared by the Board, subject to the obtaining the approvals required in Article 41, shall be paid out of funds legally available therefor to the holders of Preferred Shares and Ordinary Shares pro rata on an as converted basis.

109.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may by a resolution of directors declare and pay dividends in money, shares, or other property. In the event that dividends are paid in specie, the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

110.	Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

111.	The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

112.	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

113.	Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for three (3) years after having been declared may be forfeited by resolution of the directors for the benefit of the Company.

114.	No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than fifty percent (50%) of the vote in electing directors.

115.	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

116.	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

117.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

118.	The Company shall prepare audited annual consolidated financial statements, unaudited consolidated quarterly financial statements and unaudited consolidated monthly financial statements, each in accordance with the International Financial Reporting Standards, which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

119.	The accounts of the Company shall be examined at least annually by an international accounting firm starting from the fiscal year 2014.

120.	The first auditors shall be appointed by resolution of directors, and subsequent auditors shall be appointed by an Ordinary Resolution in accordance with the Memorandum and these Articles.

121.	The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

122.	The remuneration of the auditors of the Company

(a)	in the case of auditors appointed by the directors, may be fixed by resolution of directors;

(b)	subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

123.	The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)	all the information and explanations required by the auditors have been obtained.

124.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

125.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

126.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

127.	Any notice, information or written statement to be given by the Company to Members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

128.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

129.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

130.	(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b) Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c) Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

131.	Subject to the provisions of the Memorandum, including without limitation Article 41, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

LIQUIDATION PREFERENCE

132.	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary or the consummation of a Liquidation Event (as defined below), the holders of the Series C Preferred Shares then outstanding, shall first be paid an amount equal to the greater of (i) the sum of (a) one hundred percent (100%) of the applicable Preferred Share Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) of such Series C Preferred Shares, plus (b) a cumulative dividend payable only in connection with any such liquidation, dissolution or winding up of the Company or the consummation of a Liquidation Event at the rate of 8% of the Preferred Share Issue Price of the Series C Preferred Shares, as the case may be, per annum (compounded) calculated and accruing (solely for purposes of this Article 132) from the Original Issue Date, and plus (c) any dividends declared and unpaid per share with respect to the Series C Preferred Shares then held by such holder, and (ii) such amount per share as would have been payable had all Series C Preferred Shares been converted into Ordinary Shares immediately prior to such liquidation, dissolution, or winding up of the Company or consummation of a Liquidation Event (the “Series C Preferred Share Preference Amount”). If the Company has insufficient assets to permit payment of the Preferred Share Preference Amount, in full to all holders of Series C Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series C Preferred Shares in proportion to the full Preferred Share Preference Amount each such holder of Series C Preferred Shares would otherwise be entitled to receive under this Article 132.

After the full Series C Preferred Share Preference Amount has been paid on all outstanding Series C Preferred Shares, the holders of Junior Preferred Shares shall then be first paid out of the remaining assets of the Company available for distribution the sum of (a) one hundred percent (100%) of the applicable Preferred Share Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) of the applicable Junior Preferred Shares and (b) any dividends declared and unpaid per share with respect to such Junior Preferred Shares then held by such holder (the “Junior Preferred Share Preference Amount”). If the Company has insufficient assets to permit payment of the Junior Preferred Share Preference Amount, in full to all holders of Junior Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Junior Preferred Shares in proportion to the full Junior Preferred Share Preference Amount each such holder of Junior Preferred Shares would otherwise be entitled to receive under this Article 132.

After the full Series C Preferred Share Preference Amount has been paid on all outstanding Series C Preferred Shares and the full Junior Preferred Share Preference Amount has been paid on all outstanding Junior Preferred Shares, all remaining funds and assets legally available for distribution to the shareholders will be distributed pro rata among the Ordinary Shares.

An acquisition, sale, change of control, consolidation or merger of the Company or any other Group Company, or any other transaction or series of related transactions which results in the shareholders of the Company or of any other Group Company immediately prior to such transaction owning less than a majority of the equity or voting power of the surviving entity (or the parent of such surviving entity) immediately following such transaction, or any sale, transfer or license of all or substantially all of the assets or intellectual property of the Company or any other Group Company, will be deemed to be a liquidation event (the “Liquidation Event”), unless the Series C Supermajority otherwise agree in writing, such that the provision of the first two paragraphs of Article 132 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Article 132 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 132 have been complied with, or (ii) cancel such transaction.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which approval in each case shall include the approval of at least one (1) Investor Director and at least one (1) Junior Preferred Director. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which approval in each case shall include the approval of at least one (1) Investor Director and at least one (1) Junior Preferred Director.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The Series C Supermajority shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 132, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

CONTINUATION

133.	The Company may by an Ordinary Resolution or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

134.	The Company may from time to time, by Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.

EXCLUDED OPPORTUNITY

135.	The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Shares or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.